ARTICLES OF AMENDMENT AND RESTATEMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                               LIBERTY MINT, INC.

              Pursuant to the provisions of Section 16-10a-1007 of the Revised Utah Business Corporation Act, as amended (the "Act"), the undersigned corporation hereby adopts the following Amended and Restated Articles of Incorporation for such corporation:
    FIRST:The name of the Corporation is Liberty Mint, Inc. (the "Corporation").
    SECOND:  The text of the Amended and Restated Articles of Incorporation of
         the company is as follows:
                                    ARTICLE I
    NAME.  The name of the Corporation is Liberty Mint, Inc.
                                   ARTICLE II
    DURATION.  The  Corporation  shall  exist  perpetually  or  until  dissolved according to law.
                                   ARTICLE III
    PURPOSES.  The purposes for which the Corporation is organized are:
              (a)   To  engage  in the  business  of minting,  manufacturing and marketing medallions, coins and collectibles, and bullion and all business incidental to or in any way connected therewith.
              (b) Directly, or through ownership of shares in any corporation or through ownership in a partnership, to purchase, acquire, own, hold, lease, mortgage, encumber, sell and dispose of anv and all kinds and character of real, personal and mixed property (the foregoing particular enumeration in no sense being used by way of exclusion or limitation) and while the owner thereof, to exercise a the rights, powers and privileges of ownership, including, in the case of stocks, shares and partnership interests, the right to vote thereon.
              (c) To enter into, make and perform contracts of every kind and description to borrow and lend money, with or without security, and to endorse or otherwise guarantee the obligations of

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         others.
              (d) To act as principal or agent for others and receive compensation for a services which it may render in the performance of the duties of an agency character.
              (e) To purchase, hold, sell and transfer the shares of its own capital stock and the shares of capital stock of other corporations.
              (f) To engage in the general business of investing, on behalf of itself and others, any part of its capital and such additional funds as it may obtain, or any interest thereon, either as tenant in common or otherwise, and to sell or otherwise dispose of the same, or any part thereof, or any interest therein.
              (g) To do everything necessary, proper, advisable, or convenient for the accomplishment of any of the purposes, or the attainment of any of the objects, or the furtherance of any of the powers herein set forth, either alone or in association with others, and incidental or pertaining to, or growing out of or connected with, its business or powers, provided the same be not inconsistent with the laws of the State of Utah.
              (h) To engage in any and all other lawful purposes, businesses, activities and pursuits presently of hereafter allowed by law, whether similar or dissimilar to the foregoing.
                  The purposes stated herein shall be construed as powers as well as purposes and the matters expressed in any clause shall not be limited by reference to or inference from the term's of any other, but shall be regarded as independent purposes and powers; and the enumeration of specific purposes and powers shall not be construed to Emit or restrict the meaning of general terms of the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.
                                   ARTICLE IV
                  CAPITALIZATION. The aggregate number of shares which the Corp-oration shall have authority to issue is as follows:
                      (a) Thirteen million (13,000,000) shares of Class A Common Stock, no par value per share. The holders of the Class A Common Stock shall have one vote for each share on each matter submitted to a vote of the shareholders of the Corporation.
                      (b) One million (1,000,000) shares of Class B Common Stock, no par value per

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         share.  Holders of shares of Class B Common Stock shall not have voting rights.
                      (c) Two  million  (2,000,000)  shares of Class A Preferred
         Stock, no par value per share.   The terms and provisions applicable to
         the Preferred Stock as a class are as follows:
                                1. Dividends. The Preferred Stock shall have cumulative preferred dividends accruing beginning October 10, 1996 at the rate of 10 percent annual interest based on the total purchase price of the Preferred
         Stock, such dividends to be paid in monthly payments beginning April 10, 1997, as follows: (a) Dividend obligations accumulated on the purchase price from the period October 10, 1996 to April 10, 1997 shall be payable in equal monthly instalments over an 18 month period beginning April 10, 1997 and ending October 10, 1998. Said accumulated dividends shall not be subject to further interest charges after April 10, 1997; and (b) Dividends accruing and owed on the purchase price after April 10, 1997 will be paid monthly beginning April 10, 1997.
                               2. Voting Rights. The holders of Preferred Stock shall have one vote for each share on each matter submitted to a vote of the shareholders of the Corporation.
                               3. Liquidation  Rights.   Upon  the  voluntary or
        involuntary liquidation, dissolution or winding up of the Corporation, the holders of Preferred Stock shall be entitled to receive in payment before any payments shall be made in respect of the Common Stock, the value of their initial investment, plus accumulated dividends. The remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed pro rata among the holders of Class A or Class B Common Stock of the Corporation.
                                    ARTICLE V
         PRE-EMPTIVE RIGHTS. No holder of shares of the capital stock of any class of the Corporation shall have any pre-emptive or preferential rights of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the Corporation issued or sold. The term "convertible obligations' as used herein shall include any notes, bonds or other evidences of indebtedness to which are attached or with which are issued warrants or other rights to purchase stock of the Corporation.



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                                   ARTICLE VI
             LIMITATION ON LIABILITY. Within the meaning of and in accordance with Section 16-10- 49.1 of the Utah Code Annotated (1953), as amended (the "Code") in effect upon the adoption of the Corporation's original Articles of Incorporation:
                      (1) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as provided in this Article.
                      (2) The limitation of liability contemplated in this Article shall not extend to (a) any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (c) any transaction from which the director derived an improper personal benefit, or (d) any action under Section 16-10-44 of the Code
    (unlawful payment of dividends or unlawful stock purchases or other distributions).
                      (3) Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protect-ion of a director of the Corporation existing at the time of such repeal or modification.
                                   ARTICLE VII
         BYLAWS. Provisions for the regulation of the internal affairs of the Corporation shall be set forth in the Bylaws of the Corporation.
                                  ARTICLE VIII
     DIRECTORS.     The number of directors which shall constitute the Board of
Directors of the Corporation may vary from three (3) to eleven (11) directors as prescribed by the Bylaws of the Corporation.
     THIRD: The amendment contained in the foregoing Amended and Restated Articles of Incorporation approving an increase in the number of authorized shares of Class A Common Stock from 5 million to 10 million was adopted by the holders of Class A Common Stock of the Company on October 8, 1996. On that date, there were issued, outstanding and entitled to vote on the amendment 5,163,928 shares of Class A Common Stock. Of that amount, 4,946,928 shares of Class A Common Stock were represented in person or

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by  proxy  at the  meeting.  The  total  number  of  votes  cast in favor of the amendment at the meeting was 4,946,928. The total number of votes cast against the amendment at the meeting was 0.
     FOURTH: The amendment contained in the foregoing Amended and Restated Articles of Incorporation approving an increase in the number of authorized shares of Class A Common Stock from 10 million to 13 million was adopted by the holders of Class A Common Stock of the Company and by holders of Class B Common Stock of the Company on October 24, 1996. On that date there were issued, outstanding and entitled to vote on the amendment 5,163,928 shares of Class A Common Stock. Of that amount, 4,946,928 shares of Class A Common Stock were represented in person or by proxy at the meeting. The total number of shares of Class A Common Stock cast in favor of the amendment at the meeting was 4,946,928. The total number of shares of Class A Common Stock cast against the amendment at the meeting was 0. On that date there were issued, outstanding and entitled to vote on the amendment 121,000 shares of Class B Common Stock. Of that amount 6 1,000 shares of Class B Common Stock were represented in person or by proxy at the meeting. The total number of shares of Class B Common Stock cast in favor of the amendment at the meeting was 61,000. The total number of Class B Common Stock cast against the amendment at the meeting was 0.


     IN WITNESS WHEREOF, these Articles of Amendment and Restatement of the Articles of Incorporation of the Corporation have been executed this 4th day of December, 1996.

                                             By: _______________________________
                                                 Larry H. Ruff, President

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